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                                                                     EXHIBIT 4.4

                                IRREVOCABLE PROXY

     THIS IRREVOCABLE PROXY (this "Agreement") is made as of July 24, 2006, by XINHUA FINANCE LIMITED ("XFL") in favor of PATRIARCH PARTNERS MEDIA HOLDINGS, LLC, a Delaware limited liability company (the "Patriarch").

                                   WITNESSETH:

     WHEREAS, Xinhua Finance Media Limited ("XFM"), a subsidiary of XFL, has entered into that certain Share Purchase Agreement, dated as of 16 March 2006, with Patriarch pursuant to which Patriarch has subscribed for 16,404,926 preferred shares in the capital of XFM (the "Preferred Shares") (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Share Purchase Agreement"; capitalized terms used but not defined herein shall have the meanings ascribed to them in the Share Purchase Agreement);

     WHEREAS, the Memorandum and Articles of Association of XFM (including terms of the Preferred Shares attached as Schedule 2) (the "Articles") have or will be amended on or about the date hereof;

     WHEREAS XFL holds 42,614,289 common shares in the capital of XFM (the "XFM Shares"); and

     WHEREAS, in consideration for Patriarch consenting to the amendment of the Articles, XFL has agreed to grant to Patriarch an irrevocable proxy over the XFM Shares and any other or additional shares and any and all accretions, accessions and rights relating thereto (the "Proxy Shares") in accordance with the terms set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     Section 1. Irrevocable Proxy.

     (a) Subject to terms and provisions of this Agreement, including, without limitation, Section 2 hereof, XFL, being the sole holder and owner of the Proxy Shares, hereby authorizes Patriarch, at any time after 7 January 2009, to vote on behalf of XFL, as XFL's proxy, in any manner and for any outcome Patriarch shall decide in its absolute and sole discretion without regard for XFL, at any and all meetings of the shareholders of XFM and, as XFL's proxy, to consent or dissent to any action taken with or without a meeting, and further makes, constitutes and irrevocably appoints Patriarch to act as the true and lawful proxy and attorney-in-fact in the name and on behalf of XFL, with full power to appoint a substitute or substitutes, to vote and execute and deliver written voting consents with respect to the Proxy Shares, to the same extent and with the same effect as XFL could

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do under any applicable laws or regulations governing the rights and powers of shareholders of XFM (the irrevocable proxy granted hereunder, the "Irrevocable Proxy").

     (b) SUBJECT TO TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH SECTION 12 HEREOF, THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST. This Irrevocable Proxy is being given to Patriarch in connection with, and in consideration of, Patriarch's consent to the amendment of the Articles (including amendments to Schedule 1 which provide A Common Shares held by XFL with ten votes per share) and such proxy is given to secure the performance of the duties of XFL under this Agreement and the Equity Documents. All power and authority conferred under this Irrevocable Proxy shall not be terminated by any act of the undersigned or by operation of law, by death or incapacity of the undersigned, by lack of appropriate power or authority, or by the occurrence of any other event or events, except as expressly provided in this Agreement. If, after the execution of this Irrevocable Proxy, any such event or events shall occur, Patriarch is nevertheless authorized and directed to vote the shares in accordance with the terms of this Irrevocable Proxy as if such death, incapacity, lack of appropriate power or authority or other event or events had not occurred and regardless of notice thereof. This Irrevocable Proxy shall be binding upon, and enforceable against, all beneficiaries, heirs at law, legatees, distributees, successors, assigns, transferees and legal representatives of XFL.

     (c) The parties hereto expressly acknowledge and agree that this Irrevocable Proxy gives Patriarch the exclusive right to vote (or consent) with respect to the Proxy Shares, and (to the extent provided herein) that XFL shall not have any such rights.

     Section 2. Voting Rights. Prior to and including January 7, 2009, XFL shall be entitled to exercise full voting power with respect to the Proxy Shares; provided, however, that in no event shall XFL exercise such voting power in any manner contrary to or inconsistent with the terms hereof.

     Section 3. Appointment of Director. XFL hereby undertakes to vote the Proxy Shares to ensure that Fredy Bush remains the sole director of XFM until the occurrence of a QIPO (as such term is defined in the Articles). If Fredy Bush is unwilling or unable to act as a director of XFM, XFL hereby undertakes to vote the Proxy Shares to ensure that Shelly Singhal be appointed the sole director of XFM until the occurrence of a QIPO (as such term is defined in the Articles).

     Section 4. Representations and Warranties. XFL hereby represents and warrants to Patriarch that:

     (a) XFL is the legal, beneficial and record owner and has good title to all of its Proxy Shares free and clear of all claims, mortgages, pledges, Liens, hypothecation, security interests and other encumbrances of every nature whatsoever;

     (b) All of the shares of its Proxy Shares have been duly and validly issued and are fully paid and non-assessable;

     (c) The Proxy Shares (i) constitute 100% of the issued and outstanding shares


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of all classes of capital stock of XFM held by XFL and (ii) constitutes 79.41%
of the issued and outstanding shares of common stock of XFM;

     (d) XFL is duly organized, validly existing, and in good standing under the laws of the Cayman Islands. This Agreement has been duly authorized, executed and delivered and constitutes a legal, valid and binding obligation of XFL, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors' rights generally and by general equitable principles; and

     (e) XFL is not authorized to and does not do business in the State of New York.

     Section 5. Issue or Sale of Proxy Shares. XFL hereby covenants and agrees that it will not:

     (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of its Proxy Shares;

     (b) permit the issuer of any of the Proxy Shares, directly or indirectly, to issue or sell any additional shares of capital stock or any options, warrants or rights to acquire such shares except to the extent permitted under the Articles; or

     (c) create, incur, assume or permit to exist, and will defend the Proxy Shares against, and will take such other actions as are necessary to remove, any Lien or claim on or to the Proxy Shares, and will defend the right, title and interest of XFL in and to any of the Proxy Shares against the claims and demands of any and all Persons.

     Section 6. Waiver. XFL does hereby release and forever discharge Patriarch from any and all claims, debts, liabilities, demands, obligations, costs, expenses, actions and causes of action, of every nature, character and description, known or unknown, which it owns and holds, or has at any time heretofore owned or held, or may at any time own or hold, by reason of any matter, cause or thing whatsoever occurred, done, omitted or suffered to be done with respect to, or arising out of, any actions taken or not taken by Patriarch as XFL's proxy with respect to the Proxy Shares.

     Section 7. Modification. This Agreement may not be modified or amended without the prior written consent of each of the parties hereto.

     Section 8. Notices. Except as otherwise expressly provided herein, all notices and other communications made or required to be given pursuant to this Agreement shall be made in accordance with the provisions of Section 9(f) of the Share Purchase Agreement.

     Section 9. Binding Effect, Etc. This Agreement, and all claims, disputes and matters arising hereunder or related hereto, and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York, without reference to conflicts of laws provisions. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors


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and assigns, and may be executed in two or more counterparts, each of which shall together constitute one and the same agreement.

     Each party hereto hereby (a) agrees that any action with respect to this Agreement may be brought only in the New York State courts sitting in New York County or the federal courts of the United States of America for the Southern District of New York and sitting in New York County, (b) accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of such courts, (c) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any Action in those jurisdictions, and (d) irrevocably consents to the service of process of any of the courts referred to above in any Action by the mailing of copies of the process to the parties hereto as provided in Section 9(f) of the Share Purchase Agreement. Service effected as provided in this manner will become effective ten (10) calendar days after the mailing of the process.

     Section 10. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.

     Section 11. Captions. Captions and headings in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of the provisions hereof.

     Section 12. Termination. Upon any QIPO (as such term is defined in the Articles) or upon the conversion or redemption of all of the Preferred Shares in strict accordance with the terms set forth in the Articles, this Agreement shall automatically terminate.

     Section 13. Remedies. A breach of any of the promises or agreements contained herein may result in irreparable harm and significant and continuing damage to Patriarch for which there will be no adequate remedy at law, and Patriarch, in addition to any other available remedies, shall be entitled to seek injunctive relief and/or a decree for specific performance, and such other relief as may be proper.

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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                        XINHUA FINANCE LIMITED


                                        By: /s/ Fredy Bush
                                            ------------------------------------
                                        Name: Fredy Bush
                                        Title: CEO


                                        PATRIARCH PARTNERS MEDIA HOLDINGS, LLC


                                        By: /s/
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------